Exhibit 99.1

ACTUANT TO ANNOUNCE SECOND QUARTER RESULTS MARCH 16, 2016; PROVIDES ADDITIONAL UPDATES

MILWAUKEE, March 7, 2016 - Actuant Corporation (NYSE:ATU) will conduct and webcast its quarterly earnings conference call for the fiscal 2016 second quarter on Wednesday, March 16, 2016 beginning at 10:00 a.m. CT.

The Company will record a net impairment charge of approximately $170 million ($2.86 per diluted share) in its second quarter financial results due to further weakening of near-term capital spending in the global oil & gas market, as well as ongoing weakness in off-highway equipment markets. This non-cash charge was not included in the previously provided earnings guidance.

In addition, the Company stated that its revenue for the second fiscal quarter of approximately $263 million (versus guidance of $270-280 million) was negatively impacted by greater than expected declines across a number of industrial end markets. This includes capital spending based energy markets, general industrial markets, as well as off-highway markets where customers continue to reduce inventory via production cuts in excess of end market demand declines. The Company is currently evaluating its full year guidance in light of this weakness, and updated expectations and commentary will be provided in its second quarter earnings release.

Finally, the Company completed the acquisition of Larzep S.A., based in Mallabia Spain. Larzep, with annual sales of approximately $7 million, provides hydraulic tools, pumps and accessories for MRO applications predominately in the European region.

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring activities, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.